MALIBU PHARMA, INC.
125 TOWNPARK DRIVE, SUITE 300
KENNESAW, GA 30144

January 21, 2007

Mr. Frank Greico
Auriga Laboratories, Inc.
10635 Santa Monica Blvd.
Los Angeles, CA 90025

Dear Mr. Greico,

On December 12, 2007 (the "Transaction Date"), Malibu Pharma, Inc. ("Acquiree") entered into a Purchase Agreement (the "Purchase Agreement") with Auriga Laboratories, Inc. (the "Company") pursuant to which Acquiree acquired all right, title and interest in 100% of the issued and outstanding membership units (the "Units") of Stesso ("Stesso") in exchange for a promissory note from Acquiree in favor of the Company (the "Note") of even date therewith (the "Transaction"). It has come to the Acquiree's attention that the Company wishes to rescind the Transaction. Malibu is willing to rescind the Transaction by returning the Units to Auriga in exchange for a return to Malibu of the Note and the mutual covenants contained herein (the "Rescission").

Now, therefore, in consideration of the mutual agreements herein, the receipt and sufficiency of which is hereby acknowledged, and in light of the recitals stated herein, the parties hereto agree as follows:

1.           For the purposes of rescinding the Transaction and restoring the ownership of Stesso and the Units as such ownership existed and title was held prior to the Transaction Date, and in consideration for the return of the Note and the covenants provided herein. Acquiree hereby tenders the Units to the Company, and the Company hereby tenders the Note to the Acquiree. For the avoidance of doubt, it is the express intent of the parties hereto that the effect of the Rescission is to render the Transaction, the Purchase Agreement and the Note null, void and of no effect.

2.           Both the Company and the Acquiree agree that the effective date of the Rescission shall be December 12, 2007.

3.           The Company represents and warrants that as of the date hereof it is sole holder of the Note, it has not assigned the Note, it maintains all rights, preferences and privileges associated with the Note and that it has taken no action of any nature concerning the Note. The Acquiree represents and warrants that (i) as of the date hereof Stesso maintains the assets, rights, preferences and privileges that existed in Stesso on the date of the Transaction; (ii) other than filing FDA Form 2656 with the Food & Drug Administration ("FDA") notifying the FDA of the change of ownership and address of Stesso, Acquiree has taken no action of any nature concerning Stesso or its assets; (iii) between the Transaction Date and the date hereof, Acquiree has not caused Stesso to conduct any business; and (iv) to Acquiree's knowledge, between the Transaction Date and the date hereof, Stesso has not conducted any business.

4.           The Company, its subsidiaries, officers, directors, managers, employees, shareholders, creditors, agents, heirs, representatives and any permitted successors, and assigns (each an "Company Releasing Party") hereby fully, finally, completely, and forever releases, discharges, acquits, and relinquishes the Acquiree, its officers, directors, shareholders and agents (the "Acquiree Released Parties") from and against all loss, cost, damage, claim, liability, or expense, including reasonable attorneys' fees and costs , in any way arising from or related to the Transaction or the Rescission. The Company (for and on behalf of each Company Releasing Party) hereby agrees (a) not to file any lawsuit or pursue any other action with respect to any of the foregoing matters and (b) to indemnify and hold harmless, jointly and severally, any and all of the Acquiree Released Parties from any and all injuries, harm, damages, costs, losses, expenses and/or liability, including reasonable attorneys' fees and court costs, as incurred and when incurred as a result of the filing of any such lawsuit or the pursuit of any other action with respect to any of the foregoing matters.

5.           The Acquiree, its subsidiaries, officers, directors, managers, employees, shareholders, creditors, agents, heirs, representatives and any permitted successors, and assigns (each an "Acquiree Releasing Party") hereby fully, finally, completely, and forever releases, discharges, acquits, and relinquishes the Company, its officers, directors, shareholders and agents (the "Company Released Parties") from and against all loss, cost, damage, claim, liability, or expense, including reasonable attorneys' fees and costs, in any way arising from or related to the Transaction or the Rescission. The Acquiree (for and on behalf of each Acquiree Releasing Party) hereby agrees (a) not to file any lawsuit or other action with respect to any of the foregoing matters and (b) to indemnify and hold harmless, jointly and severally, any and all of the Company Released Parties from any and all injuries, harm, damages, costs, losses, expenses and/or liability, including reasonable attorneys' fees and court costs, incurred as a result of the filing of any such lawsuit or the pursuit of any other action with respect to any of the foregoing matters

6.           The Company agrees to file FDA Form 2656 with the Food & Drug Administration indicating the change ownership and address status of Stesso, in accordance with the terms of this Rescission, within ten (10) days hereof.

7.           Either party hereto shall have the right to terminate this letter agreement if the other party breaches any material term of this letter agreement and fails to cure such breach within five (5) days after written notice thereof.

8.           Each covenant and representation of this letter agreement shall inure to the benefit of and be binding upon each of the parties, their personal representatives, assigns and other successors in interest.

9.           In the event that either party must resort to legal action in order to enforce the provisions of this letter agreement or to defend such action, the prevailing party shall be entitled to receive reimbursement from the non-prevailing party for all reasonable attorney's fees and all other costs incurred in commencing or defending such action, or in enforcing this letter agreement, including but not limited to post judgment costs.

10.           Both this letter agreement constitutes the entire agreement between the parties and supersedes all agreements, representations, warranties, statements, promises and undertakings, whether oral or written, with respect to the subject matter of this letter agreement. This letter agreement may be modified only by a written agreement signed by ail parties.

11.           The Company and Acquiree have all necessary corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder and, to consummate the transactions contemplated hereby (including the Rescission). The execution and delivery of this Agreement and the consummation by both the Company and the Acquiree of the transactions contemplated hereby (including the Rescission) have been duly and validly authorized by all necessary corporate action on the part of both the Company and the Acquiree (including the approval by their respective Boards of Directors), and no other corporate proceedings on the part of either the Company or the Acquiree are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by both the Company and the Acquiree and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of both the Company and the Acquiree, enforceable against both the Company and the Acquiree in accordance with its terms.

12.           This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

[Missing Graphic Reference]
IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement of the date first above written.

Very truly yours,
MALIBU PHARMA, INC.

/s/ (illegible)\
Authorized Signatory

AGREED AND ACCEPTED:
AURIGA LABORATORIES, INC.

/s/ Frank Grieco

Name:	Frank Grieco

Title:	C.F.O.